UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                 May 22, 2013

HI-TECH PHARMACAL CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

No. 0-20424	11-2638720
(Commission File Number)	(IRS Employer Identification No.)

369 Bayview Avenue, Amityville, New York	11701
(Address of Principal Executive Offices)	(Zip Code)

(631) 789-8228
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 22, 2013, Hi-Tech Pharmacal Co., Inc. (the “Company”) entered into an amended and restated employment agreement with Dr. Kamel Egbaria pursuant to which Dr. Egbaria is to continue to serve as Chief Scientific Officer-Executive Vice President of the Company.

The term of the amended and restated employment agreement is from May 1, 2013 until April 30, 2016, unless earlier terminated pursuant to the provisions of the amended and restated employment agreement. Dr. Egbaria is to receive an annual base salary of $425,000. Upon each anniversary of the Effective Date during the term of the amended and restated employment agreement, Dr. Egbaria’s salary will be increased by 5%. Dr. Egbaria will be entitled to receive a $10,000 bonus for each ANDA that is submitted under his supervision and approved by the FDA and to participate in the Company’s executive bonus pool. Dr. Egbaria will receive, on the date of signing of the amended and restated employment agreement (subject to approval by the Company’s Compensation Committee), an option to purchase 40,000 shares of the Company’s common stock, subject to the Company’s 2012 Incentive Compensation Plan. Thereafter, Dr. Egbaria will be eligible to receive (subject to approval by the Company’s Compensation Committee) on or after each of the first and second anniversaries of the Effective Date an option to purchase 40,000 shares of the Company’s common stock or comparable incentive compensation, subject to the Company’s 2012 Incentive Compensation Plan.

The amended and restated employment agreement provides that Dr. Egbaria’s employment will terminate in the event of Dr. Egbaria’s death or total disability, a termination for Cause, a termination by Dr. Egbaria for Good Reason, or a termination by the Company upon six (6) months’ prior written notice (a “Discretionary Termination”). In the case of a Discretionary Termination or a termination by Dr. Egbaria for Good Reason, Dr. Egbaria will be entitled to receive severance payments equal to the sum of (i) the greater of (A) six (6) months of Dr. Egbaria’s salary for the year in which such Discretionary Termination or termination for Good Reason occurs or (B) Dr. Egbaria’s salary for the balance of the term of the amended and restated employment agreement, plus (ii) an amount equal to the bonus granted to Dr. Egbaria for the year prior to the Discretionary Termination or termination for Good Reason. In addition, the Company will keep in effect all health insurance and welfare benefits for a period equal to the lesser of (i) the balance of the term of the amended and restated employment agreement or (ii) until Dr. Egbaria obtains similar benefits from a new employer. Dr. Egbaria is not entitled to receive severance in the event his employment is terminated for Cause, or as a result of his total disability or death.

In the event Dr. Egbaria’s employment is terminated following a Change in Control (as defined in the amended and restated employment agreement), except for a termination as a result of Cause, or as a result of Dr. Egbaria’s death or total disability, the Company will pay or cause its successor to pay to Dr. Egbaria, after the Change in Control Termination, an amount equal to two times Dr. Egbaria’s base compensation which equals the sum of (i) his annual salary on the day preceding the Change in Control Termination, plus (ii) an amount equal to the aggregate bonus received by Dr. Egbaria for the year immediately preceding the Change in Control Termination. In addition, following a Change in Control Termination, at no cost to Dr. Egbaria, the Company will keep in effect for Dr. Egbaria and his dependents, all health, insurance and welfare benefits for a period equal to the lesser of one year or until Dr. Egbaria and his dependents are eligible for similar benefits from a new employer.

The amended and restated employment agreement contains standard work for hire, confidentiality and indemnification provisions.

A copy of the amended and restated employment agreement is attached hereto as Exhibit 99.1.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Amended and Restated Employment Agreement of Kamel Egbaria

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2013	HI-TECH PHARMACAL CO., INC.

/s/William Peters
Name: William Peters
Title: Vice President and Chief Financial Officer

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